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                                                                     EXHIBIT 5.1


October 21, 1998




Salomon Smith Barney Global Diversified Futures Fund L. P.
c/o Smith Barney Futures Management Inc.
390 Greenwich Street - 1st Floor
New York, New York 10013

Re:      Salomon Smith Barney Global Diversified Futures Fund L. P.

Ladies and Gentlemen:

We have acted as counsel for Salomon Smith Barney Global Diversified Futures Fund L. P. (the "Partnership"), a limited partnership organized under the New York Revised Limited Partnership Act (the "Act") in connection with the preparation and filing with the Securities Exchange Commission under the Securities Act of 1933, as amended, of Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (the "Registration Statement"), relating to 100,000 Units of limited partnership interest in the Partnership (the "Units").

In this connection, we have examined originals or photostatic or certified copies of all such documents, records, certificates and agreements as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. On the basis of the foregoing, we are of the opinion that:

1. The Partnership is duly formed and validly existing as a limited partnership under the Act.

2. Assuming (i) the due authorization, execution and delivery to the General Partner of a Subscription Agreement by those persons and entities who subscribed for Units in the offering described in the Prospectus (the "Limited Partners"), (ii) the due acceptance by the General Partner of a Subscription Agreement for each Limited Partner and the due acceptance by the General Partner of the Limited Partners to the Partnership as limited partners of the Partnership, (iii) the payment by each Limited Partner to the Partnership of the full consideration due from him or it for the Units subscribed to by him or it,
(iv) that the books and records of the Partnership set forth all information required by the Limited Partnership Agreement (the "Agreement") and the Act, including all information
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Saloman Smith Barney Global
Diversified Future Fund L.P.
October 21, 1998
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with respect to all persons and entities to be admitted as Partners and their contributions to the Partnership, (v) that the Limited Partners, as limited partners, do not participate in the control of the business of the Partnership, and (vi) that the Units are offered and sold as described in the Registration Statement and the Agreement, (a) the Units to be issued to the Limited Partners have been duly authorized, and, when issued, will be validly issued and outstanding, fully paid and nonassessable limited partnership interests in the Partnership, and limited partners will have no liability in excess of their obligations to make contributions to the Partnership and their share of the Partnership's assets and undistributed profits (subject to the obligation of a Limited Partner to repay any funds wrongfully distributed to it), and (b) the Limited Partners will be entitled to all of the benefits of limited partners as permitted under the Act.

3. There are no provisions in the Agreement the inclusion of which would cause the Limited Partners to be deemed to be participating in the control of the business of the Partnership.

We hereby consent to the inclusion of our opinion as an exhibit to the Partnership's Registration Statement.

Very truly yours,


/s/ Willkie Farr & Gallagher